EXHIBIT 10.3
Summary of Mr. Galbraith’s One-Time Promotion Bonus Payment
On February 27, 2024, the Compensation Committee of the board of directors of BRP Group, Inc. (the “Company”) approved a one-time $750,000 promotion bonus payment to Mr. Daniel Galbraith, President, BRP and CEO, Retail Brokerage Operations. If, before February 27, 2025, Mr. Galbraith’s employment is terminated (i) by the Company for Cause (as defined in his Amended and Restated Employment Agreement with the Company), or (ii) by Mr. Galbraith without Good Reason (as defined in the Company’s Form of BRP Group, Inc. Omnibus Incentive Plan Restricted Stock Award Agreement previously filed with the Securities and Exchange Commission), Mr. Galbraith will be required to repay a portion of the promotion bonus payment, pro-rated based on the proportionate number of days served in his role prior to the termination of his employment with the Company in relation to the one-year period ending on February 27, 2025.